Exhibit 10.2

EMPLOYMENT, NONCOMPETITION, AND NONDISCLOSURE AGREEMENT

THIS EMPLOYMENT, NONCOMPETITION, AND NONDISCLOSURE AGREEMENT (this “Agreement”) is made as of ______ ___, 2008 (the “Effective Date”), by and between TERRY LEE (“Employee”), and HEARTLAND, INC., a Maryland corporation (the “Company”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Loan Agreement (as defined below).

Note:  ANY AND ALL PRIOR EMPLOYMENT AGREEMENTS BETWEEN THE PARTIES ARE TERMINATED AND SUPERCEDED BY THIS AGREEMENT.

RECITALS

1. Employee owns _____ shares of common stock of the Company representing  % of the issued and outstanding Equity Securities of the Company, and Employee is currently the Chief Executive Officer and Chairman of the Board of Directors of the Company;

2. Concurrently with the execution and delivery of this Agreement, the Employee, together with all other shareholders of Lee Oil Company, Inc., Lee’s Food Marts LLC, and Lee Enterprises, Inc, (collectively the “Target”) are entering into that certain Securities Purchase Agreement dated the date hereof, by and among the Company, as purchaser, and Employee and other shareholders of the Target, as seller, (the “Purchase Agreement”), pursuant to which the Company is purchasing all of the shares of the Target, subject to the terms and conditions of the Purchase Agreement (the “Acquisition”).

3. Employee owns _____ shares of common stock of the Target representing  % of the issued and outstanding Equity Securities of the Target, and Employee is the President of each of the entities comprising the Target;

4. Concurrently with the execution and delivery of this Agreement, the Company is entering into that certain Loan Agreement (the “Loan Agreement”) and related Loan Documents (as defined in the Loan Agreement) dated the date hereof, by and among Choice Financial Group, Inc., a North Dakota corporation, as lender (“Choice”), and the Company, as borrower, pursuant to which Choice is agreeing, subject to the terms and conditions of the Loan Agreement, to make term loans from time to time to the Company in an aggregate amount not to exceed $3,250,000 (the “Term Loan”);

5. Concurrently with the execution and delivery of this Agreement, the Employee shall become holder of that certain Promissory Note (the “Lee Promissory Note”) dated the date hereof, and the Company, as borrower, pursuant to which Employee is agreeing, subject to the terms and conditions of the Loan Agreement, to receive a portion of the compensation payable by the Company to Employee in the amount of $1,625,000 in connection with the acquisition of the Target pursuant to the Purchase Agreement (the “Term Loan”);

6. The Company is using the proceeds of the Term Loan to pay a portion of the purchase price of the Acquisition;

7. In connection with the Acquisition and a condition precedent to the Company’s execution and delivery of the Purchase Agreement, the Company is issuing 1,250,000 shares of its ownership interest, representing  % of the issued and outstanding shares of stock interest in the Company as of the Effective Date (the “Employee Equity Interest”), to Employee on the Effective Date;

8. Upon receiving his  % Employee Equity Interest in the Company in connection with the Acquisition, Employee will receive the benefits of the Acquisition and the Term Loan;

9. This Agreement is ancillary to, and its execution and delivery by Employee is a condition precedent of the Company’s obligation to execute, the Purchase Agreement;

10. This Agreement is ancillary to, and its execution and delivery by Employee is a condition precedent of Choice’s obligation to execute, the Loan Agreement and the other Loan Documents;

11. The Company has offered to employ Employee as the Chief Executive Officer of the Company for the Employment Term (as defined below), and Employee desires employment as the Chief Executive Officer of the Company subject to the terms and conditions of this Agreement;

12. During the term of Employee’s employment with the Company, the Company will furnish to Employee the Confidential Information (as defined below) of the Company, which Employee will utilize in his employment with the Company; and

13. In consideration for (i) the Company’s execution and delivery of the Purchase Agreement, (ii) the Company’s payment of the Purchase Price for the Purchase Agreement and issuance of the Employee Equity Interest to Employee, (iii) Choice’s execution and delivery of the Loan Documents, (iv) Choice’s agreement to make the Choice Loan to the Company, (v) the Company’s agreement to employ Employee for the Employment Term, and (iv) the Company’s promise to furnish the Confidential Information to Employee during the Employment Term, the Employee has agreed to enter into this Agreement with the Company.

AGREEMENT

The Company and Employee (each a “Party” and collectively, the “Parties” to this Agreement), intending to be legally bound, agree as follows:

1.	EMPLOYMENT

(a)	Employment. The Company hereby agrees to employ Employee and Employee hereby accepts such employment upon the terms and conditions hereinafter set forth.

(b)
Duties.  Employee shall serve as the Chief Executive Officer of the Company and shall carry out (i) the duties that Employee has historically carried out in the ordinary course of business of Company and (ii) such other duties as are typical, customary and consistent with the historical practices for such position, as assigned to him from time to time by the Board of Directors.  During the Employment Term, the parties understand and agree that the Employee will be engaged in other employment activities for other direct and indirect remuneration without the written consent of the Company.

(c)	Compensation.

(i)
In consideration for the services to be rendered by Employee hereunder and for all rights and covenants granted herein, Company shall pay to Employee an annual salary in the amount of $140,000.  This salary shall be paid in accordance with the customary payroll practices of the Company and subject to such deductions, if any, as are required by applicable law and regulations.

(ii)	Employee shall be entitled to participate in the Company’s various benefit plans on terms similar to those received by other key employees and management of the Company.

(iii)
Company shall reimburse Employee for reasonable travel, entertainment, and similar expenses that Employee incurs in promoting Company’s business, subject to policies, directives, and approval from Company.

(iv)	Employee shall be entitled to vacation time, no less than 3 weeks per year and otherwise pursuant to Company’s vacation policy in effect from time to time.

(v)	Company shall provide Employee with such facilities, equipment, supplies and services as are suitable to his position, for the performance of his duties.

(vi)	The Company shall issue the Employee Equity Interest to Employee, being 1,250,000 shares of common stock of the Company on the date of execution hereof.

(vii)
The Company hereby grants to Employee an option to purchase up to 364,501 additional shares of common stock of the Company at the price of $0.33 per share, which may be exercised by Employee over the next twelve years.

(viii)
The Company hereby grants to Employee an option to purchase up to 1,458,004 additional shares of common stock of the Company at the price of $0.33 per share, which shall be exercisable on a cashless basis and vest quarterly on a pro-rata basis over a period of four years commencing on the date hereof.  Upon vesting, this option may be exercised by Employee over the next twelve years.  In the event Employee becomes terminated from the Company for any reason, the unvested portion of the 1,458,004 additional shares of common stock of the Company will vest immediately.

(ix)	The Company shall issue to Employee 150,000 shares of common stock of the Company on the date of execution hereof as a signing bonus.

(x)	The Company may further grant to Employee additional options to purchase additional shares of common stock of the Company as the Board of Directors deem advisable.

(d)
Term.  Unless earlier terminated by the Company or Employee in accordance with this Agreement, the employment of Employee hereunder shall commence on the date first set forth above and continue until the five (5) year anniversary of the Effective Date (the “Employment Term”); provided, that the Employment Term shall automatically be extended for an additional period of five (5) years on such five (5) year anniversary of the Effective Date, unless the Employee gives written notice to the Company of his termination of the Employment Term at least thirty (30) days prior to such anniversary date.  Notwithstanding the foregoing, the Company may terminate its employment of the Employee for Cause prior to the expiration of the Employment Term.  For purposes hereof, “Cause” shall include, without limitation:

(i)
Employee’s material breach of this Agreement and Employee’s failure to cure such breach within thirty (30) days after receipt of written notice thereof (the “Notice and Cure Period”) setting forth in detail the nature of such alleged breach by Employee and the requirement to cure; or

(ii)	Employee shall have been convicted of (or plead guilt or nolo contendre to) any felony.

(e)
Termination for Cause.  For Cause as identified and consistent with paragraph 1 (d) hereinabove, the Company may terminate its employment of the Employee prior to the expiration of the Employment Term upon providing written notice to Employee.  Upon such termination, Employee shall be entitled to his unpaid salary, if any, up to the date of such termination, together with the accelerated and full payment of the outstanding balance at termination date of the Lee Promissory Note.   Upon payment of the Lee Promissory Note, Employee shall remain bound by his covenants in Section 3 and Section 4 after termination for Cause.

(f)
Termination Without Cause.  If the Company terminates its employment of the Employee without Cause prior to the expiration of the Employment Term, or if Employee dies, Employee shall be entitled to receive a severance payment from the Company (the “Severance Payment”) in an amount equal to the Employee’s salary for the remainder of the Employment Term, together with the accelerated and full payment of the outstanding balance at termination date of the Lee Promissory Note.

2.	ACKNOWLEDGMENTS BY EMPLOYEE

Employee acknowledges that he has occupied a position of trust with Company prior to the Effective Date and will continue to occupy a position of trust and confidence with the Company after the Effective Date.  Employee acknowledges that the Company has furnished and the Company will continue to furnish, and Employee has had and will continue to have access to and knowledge of the following documents and data, any and all of which constitutes confidential information (collectively, the “Confidential Information”) of the Company: (a) any and all trade secrets concerning the business and affairs of the Company and/or the Company, product specifications, data, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), database technologies, systems, structures, architectures, processes, improvements, devices, discoveries, concepts, methods, sales scripts and methodologies and any other information of the Company and/or the Company, however documented, that is a trade secret under applicable law; (b) any and all information concerning the business and affairs of the Company and/or the Company (which includes but is not limited to historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers, personnel training methods and materials, techniques and materials and purchasing methods and techniques), however documented; and (c) any and all notes, analyses, compilations, studies, summaries and other materials prepared by or for the Company and/or the Company containing or based, in whole or in part, upon any information included in the foregoing.

Employee acknowledges that:

(a)
Employee has received and will receive the benefits of the Acquisition and such benefits constitute good and valid consideration for the Employee’s covenants set forth in Section 3 and Section 4 of this Agreement, which covenants are required by the Company and Choice as a condition precedent to the Transactions;

(b)
through Employee’s past employment with the Company and his future employment with the Company, the Company has invested and the Company will continue to invest considerable time and expense to train Employee and enhance Employee’s skills and experience, Employee has built and will continue to build relationships with the Company’s customers, and the Company’s customers have come to rely on and will continue to rely on Employee’s special skills in the Business; and

(c)
the provisions of Section 3 and Section 4 of this Agreement are reasonable in scope and purpose and do not impose a greater restraint than is necessary to protect and preserve the Company’s goodwill, trade secrets, Confidential Information, customer base and other legitimate business interests.

3.	CONFIDENTIAL INFORMATION

Employee acknowledges and agrees that (a) the Confidential Information has economic value to the Company and constitutes a material portion of the Company’s assets, without which assets the Company would not agree to execute the Purchase Agreement and Choice would not agree to execute the Loan Documents, (b) the Confidential Information is not generally known or readily ascertainable in the public domain, (c) the Confidential Information is subject to the Company’s past efforts and the Company’s continuing efforts to maintain its secrecy, and (d) the protection of the Confidential Information is necessary to protect and preserve the value and goodwill of the Company and its Business.  Therefore, Employee hereby agrees during Employee’s affiliation with the Company and thereafter, not to disclose to any unauthorized Persons or use for his own account or for the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical form or is retained in the memory of Employee, without the Company’s written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Employee's fault or the fault of any other Person bound by a duty of confidentiality to Company.  Employee agrees to deliver to the Company, at the time he no longer is affiliated with the Company, all documents, data, memoranda, notes, plans, records, reports and other documentation, models, components, devices or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), that contain Confidential Information and any other Confidential Information that Employee may then possess or have under his control.

4.	NONCOMPETITION AND NONSOLICITATION

As further inducement for (i) the Company to enter into the Purchase Agreement and to issue the Employee Equity Interest to Employee, the benefits of which Employee acknowledges constitute good and valuable consideration for the Employee’s entrance into this Agreement, (ii) Choice to enter into the Loan Agreement and the other Loan Documents and make the Choice Loan to the Company, the benefits of which Employee acknowledges constitute good and valuable consideration for the Employee’s entrance into this Agreement, (iii) the Company to provide the compensation and other benefits set forth in Section 1, (iv) the Company to provide the Confidential Information to Employee during the Employment Term, and (v) the Company to provide the Employee with one (1) year severance pay equal to the total compensation the Employee would have earned for the period of one (1) year after termination of the Employee’s employment, Employee agrees that:

(a)
For a period of one (1) year after termination of the Employee’s employment and specifically conditioned upon full payment and satisfaction by the Company of the Lee Promissory Note, (“Covenant Period”), and specifically conditioned upon the allowance of existing ownership interests of Employee that have been disclosed to Company:

(i)
Employee shall not, directly engage or own, manage, operate, control or participate in the ownership, management or control of, be employed by, or render services, or guarantee any obligation of, any Person (other than the Company and its Affiliates) engaged in or planning to become engaged in any business (as defined in the Company’s Form 10KSB for the year ending December 31, 2007 and as conducted by the Target) of the Company anywhere in the United States; provided, however, that Employee may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the management or activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934; and

(ii)
Employee shall not, directly or indirectly, (A) induce or attempt to induce any employee or independent contractor of the Company to leave the employ of Company; or (B) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, consultant or other Person to cease doing business with the Company or in any way interfere with the relationship between the Company and any Person who has been a customer, supplier, licensee, licensor, franchisee or consultant of the Company or Company at any time during the Covenant Period.

5.	REMEDIES

If Employee breaches any of the covenants set forth in Section 4 of this Agreement, the Company will be entitled to the following remedies:

(a)	damages from Employee, as the case may be; and

(b)
to obtain injunctive or other equitable relief to restrain any breach or threatened breach and otherwise to specifically enforce the provisions of Section 4 of this Agreement, it being agreed that money damages alone are inadequate to compensate the Company and are an inadequate remedy for such breach.

6.	SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon the Company and the Employee and will inure to the benefit of Company, its Affiliates, successors and assigns and the Employee and his heirs.

7.	WAIVER

Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged, in whole or in part, by a waiver or renunciation of the claim or right except in writing; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; (c) no waiver that may be given by a Party will be applicable or binding upon any other Party; and (d) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party, or of the right of the Party giving such notice or demand to require the other Party, to take further action without notice or demand as provided in this Agreement.

8.	ATTORNEY FEES

In the event the Company breaches this Agreement or in the event Employee files suit to enforce or collect upon the terms hereof, and in the event the Employee prevails on said claim or claims, then Company shall pay for the Employee’s reasonable attorney fees and costs.

9.	GOVERNING LAW

This Agreement will be governed by the laws applied by courts of the Commonwealth of Kentucky to contracts entered into within that state by parties residing within that state.

10.	JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement may be brought against any of the Parties in the courts of the Commonwealth of Kentucky, County of Bell or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Kentucky, and each of the Parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to jurisdiction or venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

11.	SEVERABILITY

Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.

12.	COUNTERPARTS

This Agreement may be executed and delivered (including by facsimile or Portable Document Format (pdf) transmission) in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each Party and delivered to the other Party.  Facsimile or pdf transmission of any signed original document or retransmission of any signed facsimile or pdf transmission will be deemed the same as delivery of an original.  At the request of any Party, the other Parties will confirm facsimile or pdf transmission by signing a duplicate original document.

13.	PERSONAL SERVICES ONLY; ADDITIONAL DOCUMENTS

(a)	This Agreement requires the personal services of Employee only, and Employee shall not be entitled to assign any portion of his duties or obligations hereunder.

(b)	The Parties agree to execute all other such documents as may be required to effectually or more readily carry out the provisions hereof.

14.	SECTION HEADINGS, CONSTRUCTION

The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

15.	NOTICES

All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt); (b) sent by facsimile (with written confirmation of receipt), provided that a copy is also promptly mailed by registered mail, return receipt requested; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties):

Employee:	TERRY LEE
P. O. Box 2580
Middlesboro, Kentucky 40965

Company:	HEARTLAND, INC.,
1501 US Hwy 25E
Middlesboro, KY 40965
Attn: Thomas Miller

with a copy to:	Law Offices of Stephen M. Fleming PLLC
403 Merrick Avenue, 2nd Floor
East Meadow, New York 11554
Facsimile No.: 516-977-1209
Attention: Stephen M. Fleming, Esq.

16.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between the Parties with respect to the subject matter of this Agreement.  This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on __________ ___, 2008.

EMPLOYEE:

TERRY LEE

COMPANY:

HEARTLAND, INC., a Maryland Corporation

By:	/s/
Name:
Title:

CHOICE:
(signing in its capacity as third-party beneficiary)

Choice Financial Group, Inc.,

By:
Its: